Exhibit 107

Registration Statement on Form S-1

(Form Type)

APTEVO THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Other	6,903,755	(4)	$1.45	$10,010,444.75	0.0001381	$1,383.00
	Total Offering Amounts						$10,010,444.75		$1,383.00
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$1,383.00

(1)

 Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

 Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the

 Securities Act, on the basis of the average of the high and low prices for a share of the Registrant’s common stock as reported on The Nasdaq Capital Market on September 30, 2025, which date is a date within five business days prior to the filing of this registration statement.

(3)	The Registrant will not receive any proceeds from the sale of its shares of common stock by the selling stockholder.

(4)	All of the shares of common stock are to be offered for resale by the selling stockholder named in the prospectus contained in this Registration Statement on Form S-1.